Exhibit 21

Direct and Indirect Subsidiaries, and Operating Divisions,

of Myers Industries, Inc.

As of December 31, 2020

North, Central and South America Operations
Ameri-Kart Corp.	Kansas
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- Buckhorn Services, Inc.	Ohio
DSS Direct, Inc.	Ohio
Elkhart Plastics LLC	Indiana
Erie Island LLC	Ohio
Jamco Products Inc.	Illinois
MYE Canada Operations Inc.	Canada
MYECAP Financial Corp.	Ohio
Myers Holdings Brasil Ltda. (99%)	Brazil
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
MyersTireSupply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
Scepter Canada Inc.	Canada
Scepter US Holding Company	Ohio
- Scepter Manufacturing, LLC	Delaware

Reported Operating Divisions of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio
Buckhorn Canada (of Myers Industries, Inc.)	Ontario, Canada
Myers Tire Supply Canada (of MYE Canada Operations Inc.	Ontario, Canada